June 26, 2000




Laclede Gas Company
720 Olive Street
St. Louis, MO 63101

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Laclede Gas Company, a Missouri corporation ("Laclede"), and I have acted in such capacity in connection with the authorization of the possible issuance and sale from time to time by Laclede of: (i) first mortgage bonds ("Bonds");
(ii) unsecured debt securities ("Debt Securities"); and (iii) shares of common stock, par value $1.00 per share ("Common Stock"), together with the common stock purchase rights ("Rights") appurtenant thereto; in each case as contemplated by Laclede's registration statement on Form S-3, as it may be amended from time to time ("Registration Statement"). The Bonds are to be issued pursuant to the terms of the Mortgage and Deed of Trust dated as of February 1, 1945 ("Mortgage") and one or more supplemental indentures to the Mortgage (each, a "Supplemental Indenture"). The Debt Securities are to be issued pursuant to the terms of one or more indentures (each, a "Debt Securities Indenture").

     In connection with this opinion, I or attorneys under my supervision have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an opinion on the matters covered hereby.

     Based on the foregoing, I am of the opinion that:

1. Laclede is a corporation, duly organized and validly existing under the laws of the State of Missouri.

2. All actions necessary to make any Bonds valid, legal and binding obligations of Laclede will have been taken when:

     a. The Registration Statement, and any amendment or amendments thereto, shall have become and remain effective and any prospectus supplement or supplements specifying certain details with respect to the offering of any of such Bonds shall have been filed with the Securities and Exchange Commission ("SEC");












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     b.  An order of the Missouri Public Service Commission ("MPSC")
         relating to the issuance of the Bonds shall have become and remain effective, and Laclede shall have complied with the terms and conditions thereof;

     c. Laclede's Board of Directors ("Board") or a duly appointed and authorized committee thereof ("Board Committee") shall have: (i) authorized and approved the issuance and sale of the Bonds (including the terms and provisions thereof) and a Supplemental Indenture (including the terms and provisions thereof) pursuant to which the Bonds are to be issued, and (ii) taken or, subject to specified guidelines, shall have delegated to appropriate officers or representatives of Laclede the authority to take and, pursuant thereto, such officers or representatives shall have taken all other necessary final actions to consummate authorization of the issuance and sale of the Bonds;

     d. Such Supplemental Indenture shall have been executed and delivered by a duly authorized officer or representative of Laclede and by the trustee thereunder;

     e. The Bonds shall have been issued and delivered in accordance with the terms and provisions of such Supplemental Indenture; and

     f. The Bonds shall have been duly executed, authenticated, issued and delivered for the consideration contemplated.

3. All actions necessary to make any Debt Securities valid, legal and binding obligations of Laclede will have been taken when:

     a. The Registration Statement, and any amendment or amendments thereto, shall have become and remain effective and any prospectus supplement or supplements specifying certain details with respect to the offering of any of such Debt Securities shall have been filed with the SEC;

     b. An order of the MPSC relating to the issuance of the Debt Securities shall have become and remain effective, and Laclede shall have complied with the terms and conditions thereof;

     c. The Board or a Board Committee shall have: (i) authorized and approved the issuance and sale of the Debt Securities (including the terms and provisions thereof) and a Debt Securities Indenture (including the terms and provisions thereof) pursuant to which the Debt Securities are to be issued, and (ii) taken or, subject to specified guidelines, shall have delegated to appropriate officers or representatives of Laclede the authority to take and, pursuant thereto, such officers or representatives











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         shall have taken all other necessary final actions to consummate authorization of the issuance and sale of the Debt Securities;

     d. Such Debt Securities Indenture shall have been executed and delivered by a duly authorized officer or representative of Laclede and by the trustee thereunder;

     e. The Debt Securities shall have been issued and delivered in accordance with the terms and provisions of such Debt Securities Indenture; and

     f. The Debt Securities shall have been duly executed, authenticated, issued and delivered for the consideration contemplated.

4. All actions necessary to make the Common Stock validly issued, fully paid and nonassessable and the Rights attached to such Common Stock valid, legal and binding obligations of Laclede will have been taken when:

     a. The Registration Statement, and any amendment or amendments thereto, shall have become and remain effective and any prospectus supplement or supplements specifying certain details with respect to the offering of any of such Common Stock (and attached Rights) shall have been filed with the SEC;

     b. An order of the MPSC relating to the issuance of the Common Stock (and attached Rights) shall have become and remain effective, and Laclede shall have complied with the terms and conditions thereof;

     c. The Board or a Board Committee shall have taken appropriate action to: (i) authorize and approve the issuance and sale of the Common Stock and the issuance in accordance with the Rights Agreement dated April 3, 1996 between Laclede and the rights agent, currently UMB Bank, National Association, of the Rights attached to such Common Stock, (ii) fix or otherwise determine the consideration to be received therefor, (iii) authorize and approve the form and substance of the documents ("Sale Documents") to be used in connection with the issuance and sale of such Common Stock (and attached Rights), and (iv) take or, subject to specified guidelines, delegate to appropriate officers or representatives of Laclede the authority to take and, pursuant thereto, such officers or representatives shall have taken, all other necessary final actions to consummate authorization of the issuance and sale of such Common Stock (and attached Rights);

     d. The Sale Documents shall have been duly executed and delivered by or












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         on behalf of the parties thereto and shall have become effective as provided therein; and

     e. The Common Stock (and attached Rights) shall have been issued and delivered for the consideration contemplated.

     I am a member of the Missouri Bar and, in rendering this opinion, I am not holding myself out as an expert on the laws of any other state.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name as counsel therein. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                        Very truly yours,


                                        /s/ Gerald T. McNeive, Jr.
                                        Gerald T. McNeive, Jr.



































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